Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.
333-2053636, 333-257350, and 333-280675) of our report dated March 13, 2026, with respect to our audit of the consolidated financial statements of CB Financial Services, Inc. included in this Annual Report of Form 10-K for the fiscal year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Pittsburgh, Pennsylvania
March 13, 2026